EXHIBIT 20
               [LOGO]

                                   NEWS RELEASE

                                        Editorial Contact:
                                        Cheyenne Software
                                        Yvette Guttierrez
                                        (516) 465-4403

                                        Chris Nahil
                                        Fitzgerald Communications
                                        (617) 494-9500
                                        cnahil@fitzcomm.com


                CHEYENNE SOFTWARE, INC. ACQUIRES
         INTELLIGENCE QUOTIENT INTERNATIONAL LTD. (IQI)

     Leading Developer of Open File Management and Partial File
     Backup Technologies
     Leading Industry Analyst Refers to IQI as a "Real Jewel"



     ROSLYN HEIGHTS, N.Y.   (July 11, 1996 -- Cheyenne Software,
Inc. (AMEX:CYE), a world leader in the development and marketing of enterprise-wide essential software solutions, today announced that it has acquired all the shares of Intelligence Quotient International Ltd. (IQI) of Wellington, Somerset, England. A leading developer of open file management and partial backup technologies for NetWare and Windows NT platforms, IQI has been a provider of storage and systems management technologies to customers in the form of software library modules and products.
The majority shareholder of IQI was M.T.I. Ventures, a leading U.K. high-technology venture fund. Financial terms of the transaction were not disclosed. Cheyenne will take a one-time write-off for financial reporting purposes, net of taxes, of 15 to 20 cents per share in the quarter ending September 30, 1996 (FQ197) relating to the acquisition of IQI's in-process research and development.

     IQI owns base technology patents and patent applications, some of which have already been productized. These technologies are applicable to the fields of continuous realtime backup, local, remote, or internet replication, snapshot image backup, vaulting, and server mirroring. Among the technologies included are open file management and partial file backup.
                             -More-

     Open file management technology enables storage management products such as Cheyenne ARCserve to back up the active files of any application (for example, the files associated with an e-mail post office) with integrity while they are in use by the application (such as Lotus cc:Mail), thus facilitating 24-hour, 7-day-per-week protection of mission-critical business applications. IQI's technology complements the capability offered by Cheyenne's Database/Application Agents. As a result Cheyenne will be able to offer a full range of solutions to back up on-line applications with the highest degree of integrity.

     Partial file backup technology enhances the efficiency of "incremental" or "differential" backup operations by identifying and backing up only those data elements within a file that have changed since the last backup. Rather than copying the entire contents of a modified file, the partial backup technique will maintain the same level of accuracy and integrity with minimal system overhead (requiring less disk I/O) and greater speed. This capability represents a significant technology breakthrough compared with what is currently available through the traditional "incremental" and "differential" backup processes.

     Cheyenne plans to incorporate IQI technologies in its storage management product lines to provide superior price/performance to its customers worldwide.

     ReiJane Huai, president and chief executive officer of Cheyenne Software, said: "The IQI acquisition significantly enhances Cheyenne's ownership of the core storage management technologies which will help us accelerate the delivery of state-of-the art storage management solutions for NetWare and Windows NT platforms and continue to bolster our leadership position in the market."

     Peter Malcolm, chief executive officer of IQI, said: "We have created important new marketable technologies and products over the past few years. We believe that by joining forces with Cheyenne, we have the strategic partner best-positioned to realize the potential of our assets and capabilities. We look forward to maintaining an R&D center in the UK and helping Cheyenne maintain its market leadership in network storage management software solutions."
                             -More-

     Michael Peterson, president of Strategic Research Corporation in Santa Barbara California, a market research firm, said:
"Cheyenne has acquired a real jewel. IQI is well respected as the best independent software developer for NetWare and Windows NT. The company owns an array of intellectual property that will be instrumental in positioning Cheyenne with strategic technology for its next generation products."

     Separately, Cheyenne announced a strategic software licensing and OEM agreement with Hewlett-Packard Company (dateline ROSLYN HEIGHTS, N.Y., July 10, 1996). Under the agreement, Cheyenne will license HP's Colorado Memory Systems Division's (HP/CMS's) Colorado Backup software applications and will be the exclusive provider of desktop backup software for HP/CMS.

     Cheyenne will be holding an investor conference call on Monday, July 22, 1996 at 4:15PM to discuss these transactions and to update the investor community on other Cheyenne initiatives.

     Cheyenne Software, Inc. is an international developer of essential software solutions for NetWare, Windows NT, Windows 3.1, Windows 95, UNIX, Macintosh, and OS/2 networks. Its enterprise-wide offerings include an array of storage management, security, and communications products, including Cheyenne[R] HSM, JLTserve[TM], InocuLAN[R], FAXserve[TM], and its flagship product line, the ARCserve[R] family of network backup software. Cheyenne can be contacted at (800) 243-9462 (U.S. or Canada) or (516) 465-4000, or by visiting its WWW home page at: http://www.cheyenne.com. Cheyenne can be contacted in the UK at its IQI number at 44-1823-660-611.



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